As filed with the Securities and Exchange Commission on December 8, 2011

REGISTRATION NO. 333-171570
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NUMBER 1
TO THE
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHANTICLEER HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	8742	20-2932652

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

11220 Elm Lane, Suite 203
Charlotte, NC  28277
(704) 366-5122
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive officers)

Michael D. Pruitt
Chief Executive Officer
11220 Elm Lane, Suite 203
Charlotte, NC  28277
(704) 366-5122
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Joel D. Mayersohn, Esq.
Clint J. Gage, Esq.	Bruce C. Rosetto, Esq.
Roetzel & Andress	Greenburg Traurig, P.A.
350 East Las Olas Blvd., Ste. 1150	5100 Town Center Circle, Suite 400
Fort Lauderdale, FL 33301	Boca Raton, FL 33486
(954) 462-4150	(561) 955-7600

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Units, each consisting of: (2)	5,750,000	3.00	$17,250,000	$1,976.85

(i) one share of common stock; and	5,750,000	—	—	—

(ii) one warrant to purchase one share of common stock; and	5,750,000	—	—	—

Representative’s warrant (3)	400,000	—	—	—

Units issuable upon exercise of the representative’s warrants, each unit consisting of:	400,000	$3.45	$1,380,000	$158.15

(i) one share of common stock; and	400,000	—	—	—

(ii) one warrant to purchase one share of common stock (4)	400,000	—	—	—

Shares of common stock issuable upon exercise of the warrants including the warrants underlying the representative's warrant(2)	6,150,000	$3.25	$19,987,500	$2,290.57

Total			$38,617,500	$4,425.57

(1)	Offering price computed in accordance with Rule 457(g).

(2)	Includes 750,000 units which would be issued, or issuable, upon exercise of the underwriter's over-allotment option.

(3)	In connection with the sale of the units, the registrant will issue the representative of the underwriters a warrant to purchase up to 400,000 units.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Amendment Explanatory Note

We are amending our registration statement on Form S-1 solely to update our XBRL filings. Accordingly, we are only filing the cover page and Part II of the Registration Statement to reflect the appropriate XBRL exhibits. All other portions of the registration statement remain the same and have not been revised or amended.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table shows the costs and expenses payable by the Company in connection with the registration statement.

SEC Registration Fee		$4,425.57
FINRA Filing Fee		$2,363
Blue Sky Fees and Expenses		$60,000
Underwriter’s Non-accountable Expense allowance		$300,000
Printing Expenses		$20,000
Accounting Fees and Expenses		$20,000
Legal Fees and Expenses		$150,000
Miscellaneous Expenses		$5,000
Total	$

All expenses, other than the SEC and FINRA filing fees, are estimated.

ITEM 14.	INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Our officers and directors are indemnified as provided by the Delaware General Corporate Law and our bylaws. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of our company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Our bylaws provide that we shall indemnify our directors and officers, our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law and that we shall pay the expenses incurred in defending any proceeding in advance of its final disposition. However, the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon the receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides for such limitation of liability.

We do not currently maintain standard policies of insurance under which coverage is provided (a) to our directors, officers, employees and other agents against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law, although we may do so in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

During the three months ended September 30, 2009, the Company sold 38,535 shares of its common stock for net proceeds of $76,578 pursuant to a Reg S offering.

During the three months ended December 31, 2009, the Company issued 261,465 shares of its common stock valued at $2.05 per share based on the trading price on the issuance date, October 29, 2009, to DineOut for 4,000,000 shares of DineOut common stock.  DineOut is a wholly owned subsidiary at December 31, 2009 and the value of these shares of $536,003 is included in treasury stock at December 31, 2009 upon consolidation.

During the three months ended June 30, 2010, the Company issued 16,797 shares of its common stock to a related party in exchange for $58,790 in loans previously made to the Company.  The shares were sold pursuant to an exemption from registration under Section 4(2) promulgated under the Securities Act of 1933, as amended.

During the three months ended September 30, 2010, the Company issued 3,500 shares of its common stock to a consultant in exchange for a one year consulting agreement valued at $10,000.  The shares were sold pursuant to an exemption from registration under Section 4(2) promulgated under the Securities Act of 1933, as amended.

In December 2010, the Company issued 4,286 shares of its common stock to a consultant in exchange for a six-month consulting agreement valued at $15,000.   The shares were sold pursuant to an exemption from registration under Section 4(2) promulgated under the Securities Act of 1933, as amended.

During the third quarter of 2011, the Company entered into three convertible notes with three accredited investors for an aggregate principal amount of $375,000. The convertible notes are unsecured, and have a six month term, and  bear interest at an 18% annual interest rate, payable quarterly. The notes were sold pursuant to an exemption from registration under Section 4(2) promulgated under the Securities Act of 1933, as amended.

On August 10, 2011, the Company issued 10 year Common Stock Warrants to an accredited investor, 200,000 at $2.75 and 225,000 at $3.50, as a facilitation fee for guaranteeing the Company’s bank line of credit. The warrants were issued pursuant to an exemption from registration under Section 4(2) promulgated under the Securities Act of 1933, as amended.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The following exhibits are included herein or incorporated herein by reference:

Exhibit Number	Description
1.1	Form of Underwriting Agreement (1)
3.1(a)	Certificate of Incorporation (2)
3.1(b)	Certificate of Merger, filed May 2, 2005 (3)
3.1(c)	Certificate of Amendment, filed July 16, 2008 (1)
3.1(d)	Certificate of Amendment, filed March 18, 2011 (4)
3.2	Bylaws (2)
4.1	Form of Common Stock Certificate (5)
4.2	Form of Unit Certificate (1)
4.3	Form of Warrant Certificate (1)
4.4	Form of Warrant Agreement (1)
4.5	Form of Representative’s Warrant (1)
5	Legal opinion of Counsel (1)
10.1	Revolving Credit Facility dated August 10, 2011 between the Company and Paragon Commercial Bank (5)
10.2	Form of Franchise Agreement between the Company and Hooters of America, LLC (5)
21	Subsidiaries
23.1	Consent of Roetzel & Andress LPA (1)
23.2	Consent of Creason & Associates, P.L.L.C. (5)
101.INS XBRL	Instance Document
101.SCH XBRL	Taxonomy Extension Schema
101.CAL XBRL	Taxonomy Extension Calculation Linkbase
101.DEF XBRL	Taxonomy Extension Definition Linkbase
101.LAB XBRL	Taxonomy Extension Label Linkbase
101.PRE XBRL	Taxonomy Extension Presentation Linkbase

(1)	To be filed via amendment to this Form S-1.
(2)	Incorporated by reference to the Registration Statement on Form 10-SB filed on February 15, 2000.
(3)	Incorporated by reference from Exhibit 2.1 to the Quarterly Report on Form 10-Q, filed August 15, 2011.
(4)	Incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K, filed on March 18, 2011.
(5)	Incorporated by reference to the Registration Statement on Form S-1 filed on December 2, 2011.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.           To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of this offering;

4.           That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)           If the registrant is relying on Rule 430B:

(A)          Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)          If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.           The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt deliver to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of l933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Charlotte, North Carolina, on December 8, 2011.

CHANTICLEER HOLDINGS, INC.

By:	/s/ Michael D. Pruitt
Michael D. Pruitt
Chairman & Chief Executive Officer

POWER OF ATTORNEY

The registrant and each person whose signature appears below hereby authorizes the agent for service named in this registration statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this registration statement, which amendments may make such changes in this registration statement as such agent for service deems appropriate, and the registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the registrant and any such person, individually and in each capacity stated below, any such amendments to this registration statement.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ Michael D. Pruitt	Chairman of the Board of Directors, CEO, CFO and Director	December 8, 2011
Michael D. Pruitt	(Principal Executive Officer and Principal Financial Officer)

/s/ Michael Carroll	Director	December 8, 2011
Michael Carroll

/s/ Brian Corbman	Director	December 8, 2011
Brian Corbman

/s/ Paul I. Moskowitz	Director	December 8, 2011
Paul I. Moskowitz

/s/ Keith Johnson	Director	December 8, 2011
Keith Johnson

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement (1)
3.1(a)	Certificate of Incorporation (2)
3.1(b)	Certificate of Merger, filed May 2, 2005 (3)
3.1(c)	Certificate of Amendment, filed July 16, 2008 (1)
3.1(d)	Certificate of Amendment, filed March 18, 2011 (4)
3.2	Bylaws (2)
4.1	Form of Common Stock Certificate (5)
4.2	Form of Unit Certificate (1)
4.3	Form of Warrant Certificate (1)
4.4	Form of Warrant Agreement (1)
4.5	Form of Representative’s Warrant (1)
5	Legal opinion of Counsel (1)
10.1	Revolving Credit Facility dated August 10, 2011 between the Company and Paragon Commercial Bank (5)
10.2	Form of Franchise Agreement between the Company and Hooters of America, LLC (5)
21	Subsidiaries
23.1	Consent of Roetzel & Andress LPA (1)
23.2	Consent of Creason & Associates, P.L.L.C. (5)
101.INS XBRL	Instance Document
101.SCH XBRL	Taxonomy Extension Schema
101.CAL XBRL	Taxonomy Extension Calculation Linkbase
101.DEF XBRL	Taxonomy Extension Definition Linkbase
101.LAB XBRL	Taxonomy Extension Label Linkbase
101.PRE XBRL	Taxonomy Extension Presentation Linkbase

(1)	To be filed via amendment to this Form S-1.
(2)	Incorporated by reference to the Registration Statement on Form 10-SB filed on February 15, 2000.
(3)	Incorporated by reference from Exhibit 2.1 to the Quarterly Report on Form 10-Q, filed August 15, 2011.
(4)	Incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K, filed on March 18, 2011.
(5)	Incorporated by reference to the Registration Statement on Form S-1 filed on December 2, 2011.